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                                                                 EXHIBIT (c)(12)

                        NON-EMPLOYEE DIRECTOR AGREEMENT
                         OF CHRISTOPHER J. MURPHY, III

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                                                                 EXHIBIT (c)(12)


                                    AGREEMENT

         THIS AGREEMENT ("Agreement") is dated as of August 10, 1999, by and between COMAIR HOLDINGS, INC., a Kentucky corporation ("Company"), and CHRISTOPHER J. MURPHY III ("Director").

                              W I T N E S S E T H:

         WHEREAS, the Company is organized under the laws of the Commonwealth of Kentucky and engaged in the airline business; and Director has been an active and loyal director of the Company for a period of years which has contributed to its success; and

         WHEREAS, Company desires to provide for the additional service and added responsibilities which may be involved in future service involving a change in control (as hereinafter defined ) and encourage the continuation of the service of the Director for and on behalf of the Company.

         NOW, THEREFORE, in consideration of the mutual promises and covenants contained herein and other good and valuable consideration, receipt of which is hereby acknowledged, the parties agree as follows:

         1. Director. The Director shall serve as a director of the Company for the remainder of his current term of office, and each additional term for which such Director is nominated by the Board of Directors and elected to serve by the shareholders of the Company.

         2. Change in Control.

                  (a) In the event of a "change in control" of the Company (as hereinafter defined) during Director's service as a director of the Company, the Director shall be entitled to receive from the Company the following payments and benefits:

                           (i) The Company shall pay Director a lump sum
                  in cash, equal to Director's earned but unpaid director's fees for the period through and including the date of the Change in Control.

                           (ii) The Company shall pay Director an amount
                  equal to five (5) times the annual director's fees, including fees for meetings and as chairman of any committees, in effect as of the date of the Change in Control.

                           (iii) Director and Director's spouse, for the
                  remainder of their respective lives, and Director's dependent children, for so long as they are under age 18 (or




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                  under age 23 if a full-time student) shall be entitled to free system-wide flight privileges on Company flights to any location which the Company serves. Such privileges shall entitle Director, Director's spouse and Director's dependent children to unlimited positive space (or space available, at Director's option) tickets; provided, further, that all of such flight privileges shall otherwise be subject to the same conditions and restrictions as pertain from time to time to the flight privileges generally provided by the Company to its executive employees. Nothing herein shall be deemed as a limitation upon any flight privileges for which Director may otherwise qualify.

         (b) A "Change in Control" means the occurrence of any of the following:

                           (i) When any "person," as such term is used in
                  Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), other than Company or a subsidiary, or any Company or subsidiary's employee benefit plan (including any trustee of such plan acting as trustee) becomes the "beneficial owner" (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly of securities of the Company or Comair, Inc., ("Comair") representing fifty percent (50%) or more of the combined voting power of the Company's or Comair's then outstanding securities;

                           (ii) Any transaction or event relating to the
                  Company or any subsidiary required to be described pursuant to the requirements of Item 6(e) of Schedule 14A of the Securities and Exchange Commission under the Exchange Act (as in effect on the effective date of this Agreement), whether or not the Company or subsidiary is then subject to such reporting requirement;

                           (iii) When, during any period of two (2)
                  consecutive years during the term of this Agreement, the individuals who, at the beginning of such period, constitute the Board of the Company, cease for any reason other than death to constitute at least a two-thirds (2/3) majority thereof; provided, however, that a director who was not a director at the beginning of such period shall be deemed to have satisfied the two-year requirement if such director was elected by, or on the recommendation of, at least two-thirds (2/3) of the directors who were directors at the beginning of such period (either actually or by prior operation of this Subsection 2.(b)(iii)); or

                           (iv) The occurrence of a transaction requiring
                  shareholder approval for the acquisition of the Company or Comair by an entity other than any subsidiary through purchase of assets, by merger, or otherwise.



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         3. Non-Exclusivity of Benefits. Unless specifically provided herein, neither the provisions of this Agreement nor the benefits provided hereunder shall reduce any amounts otherwise payable, or in any way diminish Director's rights as a director of the Company, whether existing now or hereafter, under any compensation and/or benefit plans (qualified or nonqualified), programs, policies, or practices including, without limitation, directors' and officers' insurance coverage provided by the Company for which Director may qualify. Vested benefits or other amounts which Director is otherwise entitled to receive under any plan, policy, practice, or program of the Company, at or subsequent to the date of termination of Director's service shall be payable in accordance with such plan, policy, practice, or program except as expressly modified by this Agreement.

         4. Assignment and Successors in Interest. To the extent that the obligations provided for herein require the personal performance of Director, Director's rights, interests and obligations as provided herein may not be assigned. Except as otherwise provided in the immediately preceding section of this sentence, all rights, privileges and obligations of the parties hereto shall inure to the benefit of and be binding upon their respective successors, assigns, heirs, executors, administrators and estates. The Company will require any successor (whether by reason of a Change in Control, direct or indirect, by purchase, merger, consolidation, or otherwise) to all or substantially all of the business and/or assets of the Company to expressly assume and agree to perform the obligations under this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place.

         5. Notice. Any notice required or permitted hereunder shall be given in writing and delivered to the other party by U.S. registered or certified mail; if to Company, at Post Office Box 75021, Greater Cincinnati International Airport, Cincinnati, Ohio 45275; if to Director, at 1237 E. Jefferson Boulevard, South Bend, Indiana 46617, or such other address as either party may specify in a written notice to the other party.

         6. Choice of Law. This Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Kentucky.

         7. Severability. If any portion of this Agreement shall be held unenforceable for any reason, the same shall not affect the validity or enforceability of the remaining provisions contained herein.

         8. Headings. The section headings used in this Agreement are for convenience only and shall not affect the construction or interpretation of this Agreement.

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         IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

WITNESSES:                                    COMAIR HOLDINGS, INC.

--------------------------------------        By:  /s/ David R. Mueller
                                                  ------------------------------
                                              Its:  CEO

--------------------------------------        /s/ Christopher J. Murphy, III
                                              ----------------------------------
                                              CHRISTOPHER J. MURPHY III